EXHIBIT 4.12

Amendment No. 3 to

UNSECURED Convertible PROMISSORY Note

THIS AMENDMENT NO. 3 TO UNSECURED CONVERTIBLE PROMISSORY NOTE (this “Amendment”) is made and entered into as of July [*], 2022, by and between bioAffinity Technologies, Inc. a Delaware corporation (“Company”), and [Name of Payee] (“Payee”).

RECITALS

WHEREAS, pursuant to that certain Unsecured Convertible Promissory Note dated [Date of Original Note], payable by Company to Payee in the original principal amount of $[Principal Amount of Original Note], as amended by that certain Amendment No. 1 to Unsecured Convertible Promissory Note made and entered into effective as of October 31, 2021, and that certain Amendment No. 2 to Unsecured Convertible Promissory Note made and entered into effective as of May 31, 2022 (the “Note”), the accrued but unpaid interest on, and outstanding principal of, the Note are due and payable in full on or before August 31, 2022; and

WHEREAS, the Company and Payee desire to extend the maturity date of the accrued but unpaid interest and outstanding principal of the Note to October 31, 2022.

NOW, THEREFORE, Company and Payee hereby agree as follows:

AGREEMENT

Company and Payee agree that, effective as of the date hereof, the Note is hereby amended such that the “Maturity Date” as defined in the first paragraph of the Note is extended from August 31, 2022, to October 31, 2022.

This Amendment is being entered into in reliance on, in consideration for, and contingent upon the Company issuing to Payee a common stock purchase warrant (a “Warrant”) enabling Payee to purchase that number of shares of Company common stock equal to the quotient obtained by dividing the principal amount of the Note by 10.5 at a purchase price equal to $5.25 per share.

Except as expressly modified hereby, the Note (as amended) shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto. Company further acknowledges (a) that the Note is fully enforceable against Company, in accordance with the terms of the Note, and (b) that Company has no right of set-off, counterclaim, or defense to the indebtedness evidenced by the Note, as modified hereby. This Amendment shall not constitute a novation of the Note or the indebtedness evidenced thereby.

This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. This Amendment may be executed by facsimile, telecopy or other electronic means, and such execution shall be considered valid, binding and effective for all purposes.

This Amendment shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors, and assigns.

1

IN WITNESS WHEREOF, the duly authorized representatives of the undersigned have each executed this Amendment, effective as of the date first above written.

COMPANY:

bioAffinity Technologies, Inc.
a Delaware corporation

By:
Maria Zannes
Chief Executive Officer

PAYEE:

[Payee on Original Note]

By:
Name:
Title:

2